UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):
July 9, 2013

TNP Strategic Retail Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54376	90-0413866
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4695 MacArthur Court, Suite 1100

Newport Beach, California 92660

(Address of Principal Executive Offices, including Zip Code)

Registrant’s telephone number, including area code: (949) 798-6201

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Transaction Background

As previously disclosed, the three independent directors (the “Special Committee”) of TNP Strategic Retail Trust, Inc. (the “Company”) are actively negotiating with Glenborough, LLC (together with its affiliates “Glenborough”), a privately held full-service real estate investment and management company, to replace the Company’s current advisor. The proposed transition to a new advisor is pending while the Company works with the mortgage lender on the Company’s Lahaina Gateway Center property to remove, among other restrictions, that lender’s right to approve any changes to the Company’s advisor.

To enable the Company to meet its short-term liquidity needs for operations, as well as to build working capital for future operations, the Special Committee determined that the Company needed to obtain cash infusion of approximately $1.5 to $2.5 million on or before July 15, 2013. In considering the available options for securing such cash infusion, the Special Committee noted that all of the Company’s real property assets are encumbered with secured financing obligations, which would restrict the Company’s ability to obtain secondary or junior financing secured by the assets. The Special Committee also considered the sale of real property assets as a means of raising cash, but concluded that (1) the timing and uncertainty of such sales were disadvantageous, (2) the sale of properties with secured debt outside the Company’s existing line of credit with KeyBank National Association (“KeyBank”) would result in significant prepayment penalties to retire current debt and (iii) the sale of properties securing the KeyBank line of credit would not result in net proceeds to the Company because, pursuant to the terms of the KeyBank line of credit, all of the sales proceeds would be required to be used to pay down the KeyBank line of credit. The Special Committee elected not to pursue third party unsecured financing because such financing would likely carry a relatively high interest rate. Further, any new financing would require the consent of KeyBank. After considering the foregoing options, the Special Committee ultimately approved a cash infusion of $1,929,088 in the form of an equity investment in TNP SRT Secured Holdings, LLC (“SRT Holdings”), the Company’ wholly-owned subsidiary, by SRT Secured Holdings Manager, LLC, (“SRT Manager”), an affiliate of Glenborough, as described below. As discussed below, SRT Manager will exercise control over the day-to-day business of SRT Holdings, provided that the Company (through the Company’s operating partnership) will retain control over certain major decisions with regard to property sales, acquisition, leasing and financing. The Special Committee believes that, in addition to the benefits of obtaining the required infusion of working capital for the Company, the transition in day-to-day management of SRT Holdings may strengthen the Company’s position in ongoing negotiations with KeyBank with regard to an extension of the Company’s current Forbearance Agreement with KeyBank and/or the restructuring of the KeyBank line of credit. The approval of KeyBank was obtained with respect to the transaction.

Membership Interest Purchase Agreement

On July 9, 2013 (the “Closing Date”), SRT Manager acquired a twelve percent (12%) membership interest (the “Membership Interest”) in SRT Holdings pursuant to a Membership Interest Purchase Agreement (the “Purchase Agreement”) by and among SRT Manager, SRT Holdings, the Company and TNP Strategic Retail Operating Partnership, L.P., the Company’s operating partnership (the “OP”). The purchase price of the Membership Interest is based on the party’s negotiated agreement on SRT Holdings’ net asset value and is subject to post-closing adjustments. The value of the real property assets of SRT Holdings for purposes of the net asset value determination was agreed upon based upon the properties’ net acquisition costs.

SRT Holdings owns five of the twenty multi-tenant retail properties in the Company’s current property portfolio (such five properties the “Properties”). Pursuant to the Purchase Agreement, SRT Manager contributed $1,929,088 to SRT Holdings in exchange for the Membership Interest. Following the acquisition of the Membership Interest by SRT Manager, the remaining eighty-eight percent (88%) membership interest in SRT Holdings is held by the OP. The Purchase Agreement contains customary representations, warranties and indemnification rights for a transaction of this type. Additionally, the Purchase Agreement provides that the Company and the OP agree to take all necessary steps to terminate all property and asset management agreements (“Management Agreements”) between SRT Holdings or its subsidiaries and TNP Property Manager, LLC, and enter into replacement Management Agreements with Glenborough with respect to each of the Properties, no later than the earlier to occur of (1) thirty (30) days following the Closing Date and (2) the closing date of the deed-in-lieu of foreclosure transaction related to the Lahaina Gateway Shopping Center. The Company and the OP also agree to jointly and severally indemnify SRT Holdings and SRT Manager and their respective affiliates from and against any liabilities, damages, costs or expenses (including legal fees) resulting from or related to the termination of the Management Agreements between SRT Holdings or its subsidiaries and TNP Property Manager, LLC. Pursuant to the Purchase Agreement, the Company and the OP also agreed to change the name of SRT Holdings to “SRT Secured Holdings, LLC” and enter into the Operating Agreement (defined below).

The foregoing description of the terms of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Amended and Restated Operating Agreement

In connection with the acquisition of the Membership Interest by SRT Manager, SRT Manager and the OP entered into the First Amended and Restated Limited Liability Company Agreement of SRT Holdings (the “Operating Agreement”). The day-to-day business, property and affairs of SRT Holdings are under the management and control of SRT Manager, as the sole manager of SRT Holdings (the “Manager”), and the other members of SRT Holdings (the “Members”) have only the voting or approval rights prescribed in the Operating Agreement. The Operating agreement provides the Members with consent rights with respect to certain fundamental actions (discussed below). The Manager may be removed (1) at any time by the unanimous consent of all of the members of SRT Holdings or (2) for conduct constituting fraud, deceit, gross negligence, reckless or intentional misconduct or a knowing violation of law.

Pursuant to the Operating Agreement, so long as the OP remains a Member, the OP will have the right, at any time, to initiate a buy-sell option with respect to the Membership Interests of the OP and SRT Manager (the “Buy Sell Option”). SRT Manager may not exercise this Buy Sell Option. If the OP elects to exercise the Buy Sell Option, SRT Manager will have thirty (30) days from the receipt of the option notice to elect to either (1) purchase the OP’s Membership Interest for the Distribution Amount (as defined below) allocable to the OP on the closing date or (2) sell SRT Manager’s Membership Interest for the Distribution Amount allocable to SRT Manager on the closing date. The “Distribution Amount” referred to above will be an amount equal to the respective amounts that would be received by the Members pursuant to the Operating Agreement (subject to adjustment on the closing date for outstanding cash balances, accounts payable and accounts receivable) in the event that SRT Holdings sold all of its Properties and assets for the net asset value of the Properties and assets (based upon third party appraisals) free and clear of all liabilities other than then-existing mortgage loans and distributed the net proceeds from such sale to the Members pursuant to the Operating Agreement, assuming that SRT Holdings had paid all liabilities (including all mortgage loans and any and all prepayment premiums on such mortgage loans assuming such mortgage loans were required to be prepaid in full on the closing date) and any and all applicable transfer taxes, document stamps, or similar fees.

Pursuant to the Operating Agreement, the Manager may not take or cause SRT Holdings to take any of the following actions, among others, without the prior unanimous consent of all of the Members: (1) amend the Operating Agreement or the certificate of formation of SRT Holdings, (2) sell or dispose of all or substantially all of the assets of SRT Holdings, (3) merge or consolidate SRT Holdings with another entity or effect a liquidation or dissolution of SRT Holdings, (4) enter into any transaction between SRT Holdings and any Member, (5) enter into or amend any contract or agreement between SRT Holdings and the Manager or an affiliate of the Manager, (6) enter into any financing agreement or refinancing transaction, grant a security interest in all or any portion of the Properties or amend any material term of any existing financing if such amended terms would require a guarantee from the Company or be recourse to the Company in any manner, (7) enter into a lease for the lease of more than 10,000 square feet at any of the Properties, (8) sell any Property (subject to exceptions for sales of the Craig Promenade property or the Willow Run property which fall within certain pre-approved parameters as set forth in the Operating Agreement), subject to the ROFO (described below), and (9) purchase or acquire or commit to purchase or acquire any property or asset unrelated to the Properties or otherwise outside the ordinary course of business. In addition, the admission of any additional Members to SRT Holdings, including as a result of the sale or transfer of any Membership Interest, will require the unanimous approval of the Manager and all of the Members.

Pursuant to the terms of the Operating Agreement, not less often than quarterly, after having made provisions for adequate cash reserves for current and future operating and working capital, the Manager will make distributions of available operating cash to the Members in proportion to the Members’ respective percentage ownership interests in SRT Holdings (“Membership Interests”). In the event of the disposition or refinancing of a Property, the net proceeds thereof (after payment of sales expenses and repayment of amounts due to secured lenders) will be distributed to the Members within thirty (30) days as follows: (1) first, to SRT Manager until it has received its previously unreturned capital contributions with respect to such Property; (2) second, to SRT Manager until it has achieved a 7.0% internal rate of return (calculated as set forth in the Operating Agreement) with respect to its capital contributions with respect to such Property; (3) next, to the Members other than SRT Manager in proportion to their respective Membership Interests (excluding SRT Manager) until each such Member has received its previously unreturned capital contributions with respect to such Property; and (4) next, to all Members in proportion to their respective Membership Interests; provided, however, that such distributions are currently subject to the terms of the Company’s Forbearance Agreement with KeyBank (the “Forbearance Agreement”). Under the terms of the Forbearance Agreement, 100% of net proceeds to the Company from property disposition/refinancing are payable to KeyBank.

The Operating Agreement further provides that, in the event a proposed disposition of a Property (a “Proposed Disposition”) is approved by one Member but fails to receive the required unanimous approval of all Members, the Manager will notify the non-consenting Member (the “Non-Consenting Member”) in writing and the Non-Consenting Member will have a right of first opportunity (the “ROFO”) to acquire the Property which is the subject of the Proposed Disposition. If the Non-Consenting Member fails to deliver an offer for such Property within thirty (30) days of notice, the Manager may pursue the Proposed Disposition on behalf of SRT Holdings. If the Non-Consenting Member does provide an offer, the Manager will have ten (10) business days from receipt of the offer to accept or reject the offer. If the Manager rejects the offer from the Non-Consenting Member, the Property will be marketed for sale to unrelated third parties at a price in excess of the offer from the Non-Consenting Member, as set forth in the Operating Agreement.

Pursuant to the Operating Agreement, the Manager or its affiliates will be entitled to receive the following fees from SRT Holdings:

•	An acquisition fee payable for services rendered in connection with the selection, investigation and acquisition of investments by SRT Holdings. The total amount of the acquisition fees payable to the Manager or its affiliates will equal 1.0% of the cost of all investments, including acquisition expenses and any debt attributable to the investments.

•	A financing coordination fee payable for services rendered in connection with any financing obtained or assumed, directly or indirectly, by SRT Holdings or its subsidiaries and used to acquire investments, or the refinancing of any financing obtained or assumed, directly or indirectly, by SRT Holdings or its subsidiaries, in an amount equal to 1.0% of the amount made available or outstanding under any such financing or refinancing.

•	A disposition fee payable for services rendered in connection with the sale or transfer of any assets of SRT Holdings in an amount equal to up to 50% of a competitive real estate commission, but not to exceed 1.0% of the contract sales price.

•	A monthly asset management fee payable for services rendered in connection with the management of SRT Holdings’ assets in an amount equal to equal to one-twelfth (1/12th) of 0.6% of the higher of (1) the aggregate cost of all investments SRT Holdings owns, including the debt attributable to such investments, or (2) the fair market value of all investments SRT Holdings owns.

In addition to the foregoing fees, the Manager or its affiliates will be entitled to compensation for property management services pursuant to property management agreements between the Company, SRT Holdings and the Manager or its affiliates.

The foregoing description of the terms of the Operating Agreement is qualified in its entirety by reference to the Operating Agreement, a copy of which is attached hereto as Exhibit 10.2, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description

10.1	Membership Interest Purchase Agreement, dated July 9, 2013 by and among TNP SRT Secured Holdings, LLC, TNP Strategic Retail Trust, Inc., TNP Strategic Retail Operating Partnership, L.P. and SRT Secured Holdings Manager, LLC

10.2	First Amended and Restated Limited Liability Company Agreement for TNP SRT Secured Holdings, LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TNP STRATEGIC RETAIL TRUST, INC.

Date: July 15, 2013	By:	/s/ Dee R. Balch
Dee R. Balch
Chief Financial Officer, Treasurer and Secretary

EXHIBIT INDEX

Exhibit	Description

10.1	Membership Interest Purchase Agreement, dated July 9, 2013 by and among TNP SRT Secured Holdings, LLC, TNP Strategic Retail Trust, Inc., TNP Strategic Retail Operating Partnership, L.P. and SRT Secured Holdings Manager, LLC

10.2	First Amended and Restated Limited Liability Company Agreement for TNP SRT Secured Holdings, LLC